Exhibit (d)(2)

FORM OF SUB-ADVISORY AGREEMENT

        This Sub-Advisory Agreement (this “Agreement”) is made this ___ day of ______, 2007, by and among YYY Trust, a Delaware business trust (the “Trust”), YYY Advisors LLC, a __________ corporation (the “Advisor”), and Bear Stearns Asset Management, Inc., a New York corporation (the “Sub-Advisor”).

W I T N E S S T H:

        WHEREAS, the Trust is an open-end management investment company under the Investment Company Act of 1940 (the “Act”) currently consisting of one series, designated the “Bear Stearns Current Yield Fund” (the “Fund”);

        WHEREAS, the Advisor acts as the “investment advisor” (as defined in Section 2(a)(20) of the Act) to the Fund pursuant to the terms of an investment advisory agreement (the “Investment Advisory Agreement”);

        WHEREAS, the Investment Advisory Agreement provides that the Advisor may employ the services of one or more sub-advisors, subject to approval by the trustees of the Trust (“Trustees”); and

        WHEREAS, the Advisor recommends retaining the services of the Sub-Advisor as a sub-advisor for the Fund and the Trust retains the Sub-Advisor on the terms set forth herein.

        NOW, THEREFORE, the Trust, the Advisor and the Sub-Advisor do mutually promise and agree as follows:

        1.    Appointment of Subadvisor. The Advisor being duly authorized by the Trustees pursuant to the Investment Advisory Agreement hereby appoints the Sub-Advisor as a sub-advisor to the Fund for those assets of the Fund which the Advisor determines to assign to the Sub-Advisor (those assets being referred to as the “Fund Account”), for the period and on the terms set forth in this Agreement. The Sub-Advisor hereby accepts the appointment as a Sub-Advisor and agrees to use its best professional judgment to make timely investment decisions for the Fund with respect to the investments of the Fund Account in accordance with the provisions of this Agreement.

        2.    Authority of the Sub-Advisor. For all purposes herein, the Sub-Advisor shall be deemed to be an independent contractor and shall, unless otherwise expressly provided or authorized, have no authority to act for or represent the Trust or the Fund in any way or otherwise be deemed an agent of the Trust or the Fund.

        3.    Portfolio Management Services of the Sub-Advisor. The Sub-Advisor is hereby appointed and authorized to select portfolio securities for investment by the Fund, to purchase and sell securities of the Fund Account, and upon making any purchase or sale decision, to place orders for the execution of such portfolio transactions in accordance with paragraphs 4 and 5 hereof and such operational procedures as may be agreed to from time to time by the Sub-Advisor and the Trust or the Advisor (the “Operational Procedures”).

        In providing portfolio management services to the Fund Account, the Sub-Advisor shall be subject to such investment restrictions as are required by applicable law and subject to the supervision and control of the Trustees. The Trustees may adopt and communicate to the Sub-Advisor, the investment objectives, policies and restrictions of the Fund furnished pursuant to paragraph 4 below. The Sub-Advisor is not authorized to take any action, including the purchase or sale of securities for the Fund Account, in contravention of any restriction, limitation, objective, policy or instruction described in the previous sentence. The Sub-Advisor shall maintain on behalf of the Fund the records listed in Schedule A hereto (as amended from time to time). At the Trust’s or the Advisor’s reasonable request, the Sub-Advisor will consult with the Trust or with the Advisor with respect to any decision made by the Sub-Advisor with respect to the investments of the Fund Account.

        In an exemption order issued by the Securities and Exchange Commission under Rule 6(c) of the Act (the “Exemption Order”), the Fund’s listing exchange will be required to calculate and disseminate on a near real-time basis information about the Fund. The Operational Procedures shall require that the Sub-Advisor provide information necessary for the Trust and the listing exchange to comply with the Exemption Order.

        4.    Investment Objectives, Policies and Restrictions. The Trustees will provide the Sub-Advisor with a statement of the investment objectives, policies and restrictions applicable to the Fund and any specific investment restrictions applicable to the Fund as established by the Trust, including, without limitation, those set forth in the Exemption Order, the Trust’s registration statements under the Act and the Securities Act of 1933, as amended (the “Securities Act”), and the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The Trust retains the right, on written notice to the Sub-Advisor from the Trust or the Advisor, to modify any such objectives, policies or restrictions in any manner at any time.

        5.    Transaction Procedures. All transactions will be consummated by payment to or delivery by The Bank of New York (in this capacity, the “Custodian”), or such depositories or agents as may be designated by the Custodian in writing, as custodian for the Fund, of all cash and/or securities due to or from the Fund Account, and the Sub-Advisor shall not have possession or custody thereof or any responsibility or liability with respect thereto. The Sub-Advisor shall advise the Custodian and confirm in writing to both the Trust and to the personnel at The Bank of New York who are responsible for the administration of the Fund pursuant to a Fund Administration and Accounting Agreement, or any other designated agent of the Trust, all transactions for the Fund Account executed by it with brokers and dealers at the time and in the manner as set forth in the Operational Procedures. The Sub-Advisor shall issue to the Custodian such instructions as may be appropriate in connection with the settlement of any transaction initiated by the Sub-Advisor. The Advisor shall be responsible for all custodial arrangements and the payment of all custodial charges and fees, and, upon giving proper instructions to the Custodian, the Sub-Advisor shall have no responsibility or liability with respect to custodial arrangements or the acts, omissions or other conduct of the Custodian, except that it shall be the responsibility of the Advisor to take appropriate action if the Custodian fails to confirm in writing proper execution of the instructions.

        6.    Compensation of the Sub-Advisor. The compensation of the Sub-Advisor for its services under this Agreement shall be calculated and paid by the Advisor in accordance with the attached Schedule B. Pursuant to the provisions of the Investment Advisory Agreement between the Trust and the Advisor, the Advisor is solely responsible for the payment of fees to the Sub-Advisor, and the Sub-Advisor agrees to seek payment of its fees solely from the Advisor.

        7.    Other Investment Activities of the Sub-Advisor. The Trust acknowledges that the Sub-Advisor or one or more of its affiliates may have investment responsibilities or render investment advice to or perform other investment advisory services for other individuals or entities and that the Sub-Advisor, its affiliates or any of its or their directors, officers, agents or employees may buy, sell or trade in any securities for its or their respective accounts (“Affiliated Accounts”). Subject to the provisions of paragraph 2 hereof, the Trust agrees that the Sub-Advisor or its affiliates may give advice or exercise investment responsibility and take such other action with respect to other Affiliated Accounts which may differ from the advice given or the timing or nature of action taken with respect to the Fund Account, provided that the Sub-Advisor acts in good faith, and provided further, that it is the Sub-Advisor’s policy to allocate, within its reasonable discretion, investment opportunities to the Fund Account over a period of time on a fair and equitable basis relative to the Affiliated Accounts, taking into account the investment objectives and policies of the Fund and any specific investment restrictions applicable thereto. The Trust acknowledges that one or more of the Affiliated Accounts may at any time hold, acquire, increase, decrease, dispose of or otherwise deal with positions in investments in which the Fund Account may have an interest from time to time, whether in transactions which involve the Fund Account or otherwise. The Sub-Advisor shall have no obligation to acquire for the Fund Account a position in any investment which any Affiliated Account may acquire, and the Trust shall have no first refusal, co-investment or other rights in respect of any such investment, either for the Fund Account or otherwise.

        8.    Certificate of Authority. The Trust, the Advisor and the Sub-Advisor shall furnish to each other from time to time certified copies of the resolutions of their boards of directors, trustees or executive committees, as the case may be, evidencing the authority of officers and employees who are authorized to act on behalf of the Trust, the Fund Account, the Sub-Advisor and/or the Advisor.

        9.    Liability. In the absence of willful misfeasance, bad faith, gross negligence or reckless disregard of obligations or duties hereunder on the part of the Sub-Advisor, the Sub-Advisor shall not be liable for any act or omission in the course of, or connected with, rendering services hereunder, or for any losses that may be sustained in the purchase, holding or sale of any security.

        10.    Brokerage Commissions. The Advisor, subject to the control and direction of the Trustees, and the Sub-Advisor, subject to the control and direction of the Trustees and the Advisor, shall have authority and discretion to select brokers and dealers to execute portfolio transactions initiated by the Sub-Advisor for the Fund and for the selection of the markets on or in which the transactions will be executed. The Advisor or the Sub-Advisor may cause the Fund to pay a broker-dealer which provides brokerage and research services, as such services are defined in Section 28(e) of the Exchange Act, to the Advisor or the Sub-Advisor a commission for effecting a securities transaction in excess of the amount another broker-dealer would have charged for effecting such transaction, if the Advisor or the Sub-Advisor determines in good faith that such amount of commission is reasonable in relation to the value of brokerage and research services provided by the executing broker-dealer viewed in terms of either that particular transaction or its overall responsibilities with respect to the accounts as to which it exercises investment discretion (as defined in Section 3(a)(35) of the Exchange Act). The Sub-Advisor shall provide such reports as the Trustees or the Advisor may reasonably request with respect to the Fund’s total brokerage and the manner in which that brokerage was allocated.

        11.    Confidentiality. Subject to the duty of the Sub-Advisor and the Trust to comply with applicable law, including any demand of any regulatory or taxing authority having jurisdiction, the parties hereto shall treat as confidential all information pertaining to the Fund Account and the actions of the Sub-Advisor and the Trust in respect thereto.

        12.    Representations, Warranties and Agreements of the Trust. The Trust represents, warrants and agrees that:

a. The Sub-Advisor has been duly appointed by the Trustees to provide investment services to the Fund Account as contemplated hereby.

b. The Trust will deliver to the Sub-Advisor a true and complete copy of its then-current prospectus and statement of additional information as effective from time to time and such other documents or instruments governing the investment of the Fund Account and such other information as is necessary for the Sub-Advisor to carry out its obligations under this Agreement.

        13.    Representations, Warranties and Agreements of the Sub-Advisor. The Sub-Advisor represents, warrants and agrees that:

a. The Sub-Advisor is registered as an “investment advisor” under the Investment Advisors Act of 1940 (“Advisors Act”); or is a “bank” as defined in Section 202(a)(2) of the Advisors Act or an “insurance company” as defined in Section 202(a)(2) of the Advisors Act.

b. The Sub-Advisor will promptly advise the Fund’s Administrator and Custodian of each purchase and sale, as the case may be, made on behalf of the Fund, specifying the name and quantity of the security purchased or sold, the unit and aggregate purchase or sale price, commission paid, the market on which the transaction was effected, the trade date, the settlement date, the identity of the broker-dealer effectuating the transaction and/or such other information, and in such manner, as may from time to time be reasonably requested by the Trust.

c. The Sub-Advisor will, with the assistance of the Fund’s Distributor, determine the number of Shares that will be created or redeemed each business day based on the purchase orders submitted by Authorized Participants.

d. The Sub-Advisor will review periodically and take responsibility for the material accuracy and completeness of the information supplied by, or at the request of, the Advisor or the Trustees for inclusion in Trust’s registration statement under the Investment Company Act and the Securities Act.

e. The Sub-Advisor will maintain, keep current and preserve on behalf of the Trust, in the manner required or permitted by the Act, the records identified in Schedule A. The Sub-Advisor agrees that such records (unless otherwise indicated on Schedule A) are the property of the Trust, and will be surrendered to the Trust promptly upon request.

f. The Sub-Advisor will complete such reports concerning purchases or sales of securities on behalf of the Fund Account as the Advisor or the Trust may from time to time require to ensure compliance with the Act, the Internal Revenue Code, applicable state securities laws and regulation by the listing exchange.

g. The Sub-Advisor will adopt a written code of ethics complying with the requirements of Rule 17j-1 under the act and will provide the Trust with a copy of the code of ethics and evidence of its adoption. Upon the written request of the Trust, the Sub-Advisor shall permit the Trust, its employees or its agents to examine the reports required to be made to the Sub-Advisor by Rule 17j-1(c)(1).

h. After filing with the Securities and Exchange Commission an amendment to its Form ADV, the Sub-Advisor will furnish a copy of such amendment to the Trust and the Advisor.

i. The Sub-Advisor will immediately notify the Trust and the Advisor of the occurrence of any event which would disqualify the Sub-Advisor from serving as an investment advisor of an investment company pursuant to Section 9(a) of the Act or otherwise.

        14.    Amendments. This Agreement may be amended by the mutual consent of the parties; provided, however, that in no event may it be amended without the approval of the Trustees in the manner required by the Act.

        15.    Termination. This Agreement may be terminated at any time, without the payment of any penalty, by any party hereto immediately upon written notice to the others in the event of a breach of any provision hereof by the party so notified, or otherwise, upon giving thirty (30) days’ written notice to the others, but any such termination shall not affect the status, obligations or liabilities of any party hereto to the others. This Agreement shall terminate automatically in the event of its assignment (as defined in Section 2(a)(4) of the Act). Subject to prior termination as hereinbefore provided, this Agreement shall continue in effect for two (2) years from the date hereof and indefinitely thereafter, but only so long as the continuance after such two (2) year period is specifically approved annually by (i) the Trustees or by the vote of the majority of the outstanding voting securities of the Fund, as defined in the Act, and (ii) the Trustees in the manner required by the Act, provided that any such approval may be made effective not more than sixty (60) calendar days thereafter.

        IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed on the day first above written.

YYY TRUST
(the “Trust”)
By:_________________________________
YYY ADVISORS LLC
(the “Advisor”)
By:_________________________________
BEAR STEARNS ASSET MANAGEMENT, INC.
(the “Sub-Advisor”)
By:_________________________________

SCHEDULE A

RECORDS TO BE MAINTAINED BY THE SUB-ADVISOR

        1.     (1940 Act Rule 31a-1(b)(5) and (6)). A record of each brokerage order, and all other portfolio purchases and sales, given by the Sub-Advisor on behalf of the Fund for, or in connection with, the purchase or sale of securities, whether executed or unexecuted. Such records shall include:

a. The name of the broker;

b. The terms and conditions of the order and of any modifications or cancellation thereof;

c. The time of entry or cancellation;

d. The price at which executed;

e. The time of receipt of a report of execution; and

f. The name of the person who placed the order on behalf of the Fund.

        2.     (1940 Act Rule 31a-1(b)(9)). A record for each fiscal quarter, completed within ten (10) days after the end of the quarter, showing specifically the basis or bases upon which the allocation of orders for the purchase and sale of portfolio securities to named brokers or dealers was effected, and the division of brokerage commissions or other compensation on such purchase and sale orders. Such record:

a. Shall include the consideration given to:

(i) the sale of shares of the Fund by brokers or dealers.

(ii) The supplying of services or benefits by brokers or dealers to:

(1) The Fund,

(2) The Advisor,

(3) The Sub-Advisor, and

(4) Any person other than the foregoing.

(iii) Any other consideration other than the technical qualifications of the brokers and dealers as such.

b. Shall show the nature of the services or benefits made available.

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c. Shall describe in detail the application of any general or specific formula or other determinant used in arriving at such allocation of purchase and sale orders and such division of brokerage commissions or other compensation.

d. The name of the person responsible for making the determination of such allocation and such division of brokerage commissions or other compensation.

        3.     (1940 Act Rule 31a-1(b)(10)). A record in the form of an appropriate memorandum identifying the person or persons, committees or groups authorizing the purchase or sale of portfolio securities. Where an authorization is made by a committee or group, a record shall be kept of the names of its members who participate in the authorization. There shall be retained as part of this record: any memorandum, recommendation or instruction supporting or authorizing the purchase or sale of portfolio securities and such other information as is appropriate to support the authorization.

        4.     (1940 Act Rule 31a-1(f)). Such accounts, books and other documents as are required to be maintained by registered investment advisors by rule adopted under Section 204 of the Investment Advisors Act of 1940, to the extent such records are necessary or appropriate to record the Sub-Advisor’s transactions with respect to the Fund Account.

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SCHEDULE B

FEE SCHEDULE

        For its services to the Fund, the Advisor shall pay the Sub-Advisor a fee, paid monthly, based on the average daily net assets of the Fund, as determined by valuations made as of the close of each business day of the month. The fee shall be ___ of ___% of the average daily net assets of the Fund.

        The fee shall be pro-rated for any month during which the Agreement is in effect for only a portion of the month.